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          ENAMELON, INC ANNOUNCES ISSUANCE of 6% SERIES B CONVERTIBLE
                                PREFERRED STOCK

Yonkers, New York, Dec. 21, 1998 - Enamelon, Inc. (Nasdaq: ENML), which is using its proprietary "remineralization" technology to develop over-the-counter oral care products to rebuild and renew tooth enamel to help stop cavities before they begin, today announced that is has completed the private placement of 500 shares of Series B Convertible Preferred Stock to two institutional investors and received proceeds of $5,000,000. Each share of Series B Convertible Preferred Stock has a stated value of $10,000, plus an accrual amount equal to 6% per annum. After February 28, 1999, the investors may convert the Preferred Stock into common stock at the lower of a fixed price determined by reference to the market price of the common stock prior to that date or a variable price determined at the time of conversion.

Promethean Investment Group, L.L.C., a New York based fund management group, advised the investors and participated in the transaction. The Company has the right to require the investors to convert under certain circumstances and, at certain prices, the Company may elect to redeem any preferred shares that are presented for conversion. Investors are also required to convert their Preferred Stock after three years.

"This private placement provides Enamelon with greater financial flexibility to invest in the Company's marketing efforts aimed at increasing consumer awareness of our revolutionary product," said Dr. Steven R. Fox, Chairman of the Board and Chief Executive Officer.

Enamelon, Inc. is focused on developing and marketing over-the-counter oral care products based on proprietary formulations and technologies. The Company's remineralization technologies include those which are designed to provide the active ingredient fluoride in a formulation containing soluble calcium and phosphate to advance the fight against tooth decay. The Company's principal offices are located in Yonkers, N.Y., and its laboratory facilities have recently relocated to Cranbury, N.J.

The release contains forward-looking information including statements that involve risks and uncertainties. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: acceptance of the Company's products by consumers; the Company's ability to procure additional financing, as necessary to maintain its operations until it becomes profitable; and changes in government regulations ad they apply to the Company's products. These and other risks are described in the Company's filings with the Securities and Exchange Commission, including the Company's Form S-1 registration statements, Annual Report on Form 10-KSB for the year ended December 31, 1997 and 1998 Quarterly Reports on Form 10-QSB.

NOTE: Further information on Enamelon is available through our website on the World Wide Web at http://www.enamelon.com

To receive additional information on Enamelon, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code ENML.

CONTACT: AT THE COMPANY:
         Edwin Diaz
         Vice President-Finance
         & Chief Financial Officer
         609/395-6900
              or
         INVESTOR RELATIONS CONTACT:
         John Nesbett/Mary Ellen Adipietro
         Lippert/Heilshorn & Associates
         212/838-3777